Exhibit 99.1

Investor Contact: Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

FIRST QUARTER RESULTS

•	FFO per share increased 4.0% to $0.78 per diluted share in the first quarter ended March 31, 2009, from the prior-year period, excluding the non-cash impairment charge described below.
•	Same Center NOI declined 1.2% for the quarter ended March 31, 2009, from the prior-year period.
•	Stabilized mall occupancy was 89.1% as of March 31, 2009.

CHATTANOOGA, Tenn. (April 29, 2009) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2009. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release. All share and per share information for the periods presented have been adjusted to reflect the issuance of common stock and common units, as applicable, in connection with the Company’s April 15, 2009, dividend payment.

Funds from Operations (“FFO”) allocable to common shareholders for the first quarter ended March 31, 2009, was $51,124,000, or $0.72 per diluted share, compared with $53,605,000, or $0.75 per diluted share for the first quarter ended March 31, 2008. FFO allocable to common shareholders for the first quarter ended March 31, 2009, was impacted by a non-cash impairment charge of $7,706,000 related to the Company's investment in subsidiaries of Jinsheng Group ("Jinsheng"), an established mall operating and real estate development company located in Nanjing, China. Excluding the non-cash impairment charge, FFO would have increased 4.0% to $0.78 per diluted share from the prior-year period.

FFO of the operating partnership for the first quarter ended March 31, 2009, was $88,450,000, compared with $92,855,000 for the first quarter ended March 31, 2008. FFO of the operating partnership for the first quarter ended March 31, 2009, was impacted by the non-cash impairment charge of $7,706,000 related to the Company's investment in Jinsheng referred to above.

Net income available to common shareholders for the first quarter ended March 31, 2009, was $1,712,000, or $0.02 per diluted share, compared with net income of $6,171,000, or $0.09 per diluted share for the prior-year period. Net income available to common shareholders for the first quarter ended March 31, 2009, was impacted by the non-cash impairment charge of $4,373,000 (adjusted for noncontrolling interest) related to the Company's investment in Jinsheng referred to above.

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CBL Reports First Quarter Results

April 29, 2009

HIGHLIGHTS

▪	Total revenues declined 3.5% during the first quarter ended March 31, 2009, to $271,060,000 from $280,931,000 in the prior-year period.

▪	Same-center net operating income for the portfolio (“NOI”), for the first quarter ended March 31, 2009, declined by 1.2% compared with a decline of 0.6% for the prior-year period.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of March 31, 2009, declined 4.4% to $326 per square foot compared with $341 per square foot in the prior-year period.

▪

The debt-to-total-market capitalization ratio as of March 31, 2009, was 92.1% based on the common stock closing price of $2.36 and a fully converted common stock share count of 117,064,000 shares as of the same date. The debt-to-total-market capitalization ratio as of March 31, 2008, was 67.6% based on the common stock closing price of $23.53 and a fully converted common stock share count of 116,941,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,679,902,000 represents 23.3% of the total market capitalization for the Company and 25.3% of the Company's share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “We are continuing to meet the challenges of the current economic and retail environments head-on. The significant progress on our cost reduction initiatives in corporate overhead and property-level expenses as well as better operating efficiencies had a measurable benefit in the first quarter, helping to mitigate anticipated pressure on NOI. The dominant locations our regional malls enjoy have helped us hold the line in a tumultuous operating environment, which should better enable us to benefit from an economic recovery.”

During the quarter, we continued to focus our financing efforts toward eliminating our near-term debt maturities with the refinancing of Cary Towne Center and the extension of the loan on St. Clair Square. We are making significant progress towards finalizing the remaining 2009 maturities. While the operating and financing environment continues to present major demands, the entire CBL organization is focused on working through these current challenges and positioning ourselves for long-term opportunities.”

PORTFOLIO OCCUPANCY	March 31,
2009	2008
Portfolio occupancy	88.6%	91.6%
Mall portfolio	88.9%	91.3%
Stabilized malls	89.1%	91.4%
Non-stabilized malls	80.3%	89.2%
Associated centers	89.0%	94.9%
Community centers	86.5%	90.0%

FINANCING

During the first quarter the Company announced the closing of a $74.1 million eight-year, non-recourse loan secured by Cary Towne Center in Cary, NC, with a fixed interest rate of 8.50%. This loan replaced an $82.1 million loan, which had a fixed interest rate of 6.85% and was scheduled to mature in March 2009. The loan was refinanced with the existing lender.

Subsequent to the quarter end, CBL entered into a one-year extension on the $59.0 million loan secured by St. Clair Square in Fairview Heights, IL with the existing lender at a fixed interest rate of 7.50%.

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CBL Reports First Quarter Results

April 29, 2009

DIVIDEND

During the quarter, CBL’s Board of Directors declared a quarterly dividend for the Company's common stock of $0.37 per share for the quarter ended March 31, 2009. As part of the Company’s continuing focus on maximizing liquidity, the Board determined to pay this dividend in a combination of cash and shares of the Company’s common stock.

The quarterly dividend on the Company's common stock was paid on 66,407,096 shares of common stock outstanding on the record date. The Company issued 4,754,355 shares of its common stock in connection with the dividend, which resulted in an increase of 7.2% in the number of shares outstanding. The Company's operating partnership issued 1,338,079 additional common units in connection with the quarterly distribution to unitholders, which resulted in an increase of 2.6% to the 50,610,613 units and special common units that were outstanding. The Company has elected to treat the issuance of its common stock and common units in its operating partnership as a stock dividend for per share purposes. Therefore, all share and per share information related to earnings per share and FFO for the periods presented have been increased proportionately to reflect the additional common stock and common units issued.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's first quarter results, the Company is maintaining 2009 FFO guidance of $2.95 to $3.09 per share, adjusted to reflect the additional common stock and common units issued in connection with the Company's first quarter dividend paid on April 15, 2009. The full year guidance assumes $6.0 million to $9.0 million of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods. The guidance excludes the impact of any future unannounced acquisitions or dispositions. The Company expects to update its annual guidance after each quarter's results.

Low	High
Expected diluted earnings per common share	$0.46	$0.60
Adjust to fully converted shares from common shares	(0.19)	(0.25)
Expected earnings per diluted, fully converted common share	0.27	0.35
Add: depreciation and amortization	2.47	2.47
Add: noncontrolling interest in earnings of Operating Partnership	0.21	0.27

Expected FFO per diluted, fully converted common share	$2.95	$3.09

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Thursday, April 30, 2009, to discuss the first quarter results. The number to call for this interactive teleconference is (303) 262-2130. A seven-day replay of the conference call will be available by dialing (303) 590-3000 and entering the passcode 11123992#. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., first quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online Web simulcast and rebroadcast of its 2009 first quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as http://www.talkpoint.com/viewer/starthere.asp?Pres=125652 on Thursday, April 30, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 9, 2009.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.0 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has six projects under construction totaling 2.5 million

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CBL Reports First Quarter Results

April 29, 2009

square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville, MS; two lifestyle/associated centers, and one expansion. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership. The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to its common shareholders.

In the reconciliation of net income available to the Company's common shareholders to FFO allocable to its common shareholders, the Company makes an adjustment to add back noncontrolling interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

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CBL Reports First Quarter Results

April 29, 2009

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports First Quarter Results

April 29, 2009

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,

	2009	2008

REVENUES:
Minimum rents	$171,937	$174,531
Percentage rents	4,804	4,996
Other rents	4,280	5,014
Tenant reimbursements	81,484	86,423
Management, development and leasing fees	2,465	2,938
Other	6,090	7,029

Total revenues	271,060	280,931

EXPENSES:
Property operating	44,017	48,292
Depreciation and amortization	78,311	75,081
Real estate taxes	24,154	24,179
Maintenance and repairs	15,994	17,916
General and administrative	11,479	12,531
Other	5,157	6,999

Total expenses	179,112	184,998

Income from operations	91,948	95,933
Interest and other income	1,581	2,727
Interest expense	(71,885)	(80,224)
Impairment of investment	(7,706)	—
Gain (loss) on sales of real estate assets	(139)	3,076
Equity in earnings of unconsolidated affiliates	1,534	979
Income tax provision	(603)	(357)

Income from continuing operations	14,730	22,134
Operating income (loss) of discontinued operations	(66)	283
Loss on discontinued operations	(60)	—

Net income	14,604	22,417
Net income attributable to noncontrolling interests in:
Operating partnership	(1,306)	(4,742)
Other consolidated subsidiaries	(6,131)	(6,049)

Net income attributable to the Company	7,167	11,626
Preferred dividends	(5,455)	(5,455)

Net income available to common shareholders	$1,712	$6,171

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.03	$0.08
Discontinued operations	(0.01)	0.01

Net income available to common shareholders	$0.02	$0.09

Weighted average common shares outstanding	71,161	70,994

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.03	$0.08
Discontinued operations	(0.01)	0.01

Net income available to common shareholders	$0.02	$0.09

Weighted average common and potential dilutive common shares outstanding	71,196	71,027

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$1,784	$6,011
Discontinued operations	(72)	160

Net income available to common shareholders	$1,712	$6,171

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CBL Reports First Quarter Results

April 29, 2009

The Company’s calculation of FFO allocable to its shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended March 31,

	2009	2008

Net income available to common shareholders	$1,712	$6,171
Noncontrolling interest in earnings of operating partnership	1,306	4,742
Depreciation and amortization expense of:
Consolidated properties	78,311	75,081
Unconsolidated affiliates	7,509	6,677
Discontinued operations	—	775
Non-real estate assets	(247)	(243)
Noncontrolling interests’ share of depreciation and amortization	(201)	(348)
Loss on discontinued operations	60	—

Funds from operations of the operating partnership	$88,450	$92,855

Funds from operations per diluted share	$0.72	$0.75

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	123,145	123,001

Reconciliation of FFO of the operating partnership to FFO allocable to common shareholders:
Funds from operations of the operating partnership	$88,450	$92,855
Percentage allocable to common shareholders (1)	57.80%	57.73%

Funds from operations allocable to common shareholders	$51,124	$53,605

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 9.

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$2,543	$1,460
Lease termination fees per share	$0.02	$0.01

Straight-line rental income	$1,731	$1,501
Straight-line rental income per share	$0.01	$0.01

Gains on outparcel sales	$425	$3,360
Gains on outparcel sales per share	$—	$0.03

Amortization of acquired above- and below-market leases	$1,548	$2,597
Amortization of acquired above- and below-market leases per share	$0.01	$0.02

Amortization of debt premiums	$2,035	$2,076
Amortization of debt premiums per share	$0.02	$0.02

Income tax provision	$(603)	$(357)
Income tax provision per share	$—	$—

Abandoned projects	$(76)	$(1,713)
Abandoned projects per share	$—	$(0.01)

Impairment of investment	$(7,706)	$—
Impairment of investment per share	$(0.06)	$—

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CBL Reports First Quarter Results

April 29, 2009

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended March 31,

	2009	2008

Net income attributable to the Company	$7,167	$11,626

Adjustments:
Depreciation and amortization	78,311	75,081
Depreciation and amortization from unconsolidated affiliates	7,509	6,677
Depreciation and amortization from discontinued operations	—	775
Noncontrolling interests’ share of depreciation and amortization in other consolidated subsidiaries	(201)	(348)
Interest expense	71,885	80,224
Interest expense from unconsolidated affiliates	7,865	6,626
Noncontrolling interests’ share of interest expense in other consolidated subsidiaries	(273)	(448)
Abandoned projects expense	76	1,713
(Gain) loss on sales of real estate assets	139	(3,076)
Gain on sales of real estate assets of unconsolidated affiliates	(564)	(284)
Impairment of investment	7,706	—
Income tax provision	603	357
Net income attributable to noncontrolling interest in earnings of operating partnership	1,306	4,742
Loss on discontinued operations	60	—

Operating partnership’s share of total NOI	181,589	183,665
General and administrative expenses	11,479	12,531
Management fees and non-property level revenues	(5,932)	(8,092)

Operating partnership’s share of property NOI	187,136	188,104
NOI of non-comparable centers	(3,781)	(2,541)

Total same-center NOI	$183,355	$185,563

Malls	$166,875	$168,258
Associated centers	7,822	8,607
Community centers	3,370	3,401
Other	5,288	5,297

Total same-center NOI	183,355	185,563
Less lease termination fees	(2,549)	(1,352)

Total same-center NOI, excluding lease termination fees	$180,806	$184,211

Percentage Change:
Malls	-0.8%
Associated centers	-9.1%
Community centers	-0.9%
Other	-0.2%

Total same-center NOI	-1.2%

Total same-center NOI, excluding lease termination fees	-1.8%

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CBL Reports First Quarter Results

April 29, 2009

Company’s Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	March 31, 2009

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,580,821	$1,514,076	$6,094,897
Noncontrolling interests’ share of consolidated debt	(23,477)	(928)	(24,405)
Company’s share of unconsolidated affiliates’ debt	408,342	166,754	575,096

Company’s share of consolidated and unconsolidated debt	$4,965,686	$1,679,902	$6,645,588

Weighted average interest rate	5.95%	1.70%	4.88%

	March 31, 2008

	Fixed Rate	Variable Rate	Total

Consolidated debt	$4,673,477	$1,216,143	$5,889,620
Noncontrolling interests’ share of consolidated debt	(24,073)	(3,043)	(27,116)
Company’s share of unconsolidated affiliates’ debt	410,759	65,873	476,632

Company’s share of consolidated and unconsolidated debt	$5,060,163	$1,278,973	$6,339,136

Weighted average interest rate	5.79%	3.75%	5.38%

Debt-To-Total-Market Capitalization Ratio as of March 31, 2009
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value

Common stock and operating partnership units	117,064	$2.36	$276,271
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000

Total market equity			566,271
Company’s share of total debt			6,645,588

Total market capitalization			$7,211,859

Debt-to-total-market capitalization ratio			92.1%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2009. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding (2)
(In thousands)

	Three Months Ended March 31,

	Basic	Diluted

2009:
Weighted average shares - EPS	71,161	71,196
Weighted average operating partnership units	51,949	51,949

Weighted average shares- FFO	123,110	123,145

2008:
Weighted average shares - EPS	70,994	71,027
Weighted average operating partnership units	51,974	51,974

Weighted average shares- FFO	122,968	123,001

Dividend Payout Ratio	Three Months Ended March 31,

	2009	2008

Weighted average cash dividend per share	$0.21763	$0.55047
FFO per diluted, fully converted share	$0.72	$0.75

Dividend payout ratio	30.2%	73.4%

(2) As adjusted for the common stock and common units issued in connection with the Company’s dividend payment on April 15, 2009.

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CBL Reports First Quarter Results

April 29, 2009

Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31, 2009	December 31, 2008

ASSETS
Real estate assets:
Land	$926,663	$902,504
Buildings and improvements	7,553,549	7,503,334

	8,480,212	8,405,838
Less accumulated depreciation	(1,371,814)	(1,310,173)

	7,108,398	7,095,665
Developments in progress	189,679	225,815

Net investment in real estate assets	7,298,077	7,321,480
Cash and cash equivalents	44,073	51,227
Cash in escrow	2,490	2,700
Receivables:
Tenant, net of allowance	70,314	74,402
Other	11,104	12,145
Mortgage notes receivable	55,867	58,961
Investments in unconsolidated affiliates	197,498	207,618
Intangible lease assets and other assets	293,447	305,802

	$7,972,870	$8,034,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other notes payable	$6,094,897	$6,095,676
Accounts payable and accrued liabilities	308,468	329,991

Total liabilities	6,403,365	6,425,667

Commitments and contingencies
Redeemable noncontrolling interests	439,016	439,675

Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7

Common Stock, $.01 par value, 180,000,000 shares authorized, 66,453,651 and 66,394,844 issued and outstanding in 2009 and 2008, respectively	664	664
Additional paid-in capital	1,007,345	1,003,746
Accumulated other comprehensive loss	(21,971)	(22,594)
Accumulated deficit	(216,171)	(193,307)

Total shareholders’ equity	769,879	788,521
Noncontrolling interests	360,610	380,472

Total equity	1,130,489	1,168,993

	$7,972,870	$8,034,335

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